ERNST & YOUNG
	Kost Forer & Gabbat	Phone: 972-4-8654000
	2 Pal-Yam St.	Fax: 972-4-8654022
Haifa - 33095, Israel

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33) pertaining to Pluristem Life Systems Inc. 2003 Employee Stock Option Plan of our report dated August 2, 2003, with respect to the consolidated financial statements of Pluristem Life Systems Inc. and its subsidiary Included in its Annual Report (Form 10-K) for the year ended June 30, 2003, filed with the Securities and Exchange Commission.

/s/ Kost Forer & Gabbay

Kost Forer & Gabbay

A Member of Ernst & Young Global

Haifa, Israel, December 29, 2003

Kost Forer & Gabbay is a member practice of Ernst & Young Global